Earnings Release Supplement For the Quarter Ended June 30, 2013 July 25, 2013

Safe Harbor (1) The Reform Act defines the term "forward-looking statements" to include: statements of management plans and objectives, statements regarding the future economic performance, and projections of revenues and other financial data, among others. The Reform Act precludes liability for oral or written forward-looking statements if the statement is identified as such and accompanied by "meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those made in the forward-looking statements." In the course of our presentation, we may discuss matters that are deemed to be forward-looking statements, which are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995 (the “Reform Act”)(1). Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. Actual results may differ materially and adversely from projected results. We assume no obligation to update any forward-looking statements (including any projections) to reflect any changes or events occurring after the date hereof. Additional information about risks of achieving results suggested by any forward-looking statements may be found in Sterling’s 10-K, 10-Q and other SEC filings, included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” 2

($ in Millions) 6/30/2013 3/31/2013 Difference Originations and Sales Activity $20.1 $11.1 $9.0 Loan Servicing Fees 4.1 2.7 1.4 Porfolio Loan Fair Value Adjustment (1.0) - (1.0) Mortgage Banking Operations $23.2 $13.8 $9.4 Three Months Ended 3.07% 3.68% 3.60% 1.63% 2.35% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% $- $100 $200 $300 $400 $500 $600 $700 $800 $900 $1,000 Q2 12 Q3 12 Q4 12 Q1 13 Q2 13 M argin $ i n M illi on s HFS Loan Production MBO Activity Margin on Loan Sales Income From Mortgage Banking Operations 3  49% of Q2 ‘13 originations were purchase loans, 10% HARP refi, and 41% traditional refi  Expect reduced Q3 ‘13 origination activity due to the lower refinance volume as a result of higher interest rates 0% 25% 50% 75% 100% Q2 12 Q3 12 Q4 12 Q1 13 Q2 13 Refi Purchase

Employee Compensation and Benefits

($ in Thousands)	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Qtr Change
Personnel Expense						
Salaries Expense	$32,634	$32,463	$32,927	$31,197	$33,238	$2,041
Benefits Expense	8,523	7,444	7,239	9,534	8,958	(576)
Bonus and Incentive Expense	**10,465**	**13,537**	**17,341**	**11,795**	**15,506**	**3,711**
Deferred Equity Comp Expense	1,945	1,421	1,329	1,360	1,375	15
Other Personnel Expense	919	1,329	1,647	1,743	1,766	23
Deferred Direct Orig Exp	(8,001)	(10,558)	(10,960)	(13,193)	(15,040)	(1,847)
Total Personnel Expense	**$46,485**	**$45,636**	**$49,523**	**$42,436**	**$45,803**	**$3,367**
FTE's	2,523	2,527	2,532	2,487	2,541	54
Headcount	2,615	2,596	2,561	2,600	2,634	34
Bonus and Incentive Expense						
Bonus Expense	$647	$741	$2,332	$1,336	$1,608	$272
Commission Expense	**6,595**	**8,881**	**10,199**	**7,158**	**9,587**	**2,429**
Incentive Expense	2,998	3,712	4,774	3,032	4,137	1,105
Awards	225	203	36	269	174	(95)
Total Bonus and Incentive Expense	**$10,465**	**$13,537**	**$17,341**	**$11,795**	**$15,506**	**$3,711**
Commission Expense						
Home Loan Division	$5,479	$8,097	$8,512	$6,374	$8,109	$1,735
Income Property Group	760	396	1,207	494	977	483
All Other Departments	356	388	480	290	501	211
Total Commission Expense	**$6,595**	**$8,881**	**$10,199**	**$7,158**	**$9,587**	**$2,429**

- **Personnel**
  - Salaries up due to one more working day in the quarter and addition of employees from Borrego (March) and Boston Private (May)
  - Deferred Direct Origination Expense up as # of closed loans increased over Q1
- **Bonus and Incentive Expense**
  - Bonus for Q2 reflects additional accrual for discretionary plan based on performance
  - Commissions and Incentives increase related to production increase, primarily in the Home Loan Division

4

Quarterly Loan Growth Summary

- Total portfolio loan balances increased $918 million, or 15%. year-over-year
- Organic loan growth supplemented with bank acquisitions and select bulk purchases
- For last 12 months, organic loan growth of 8%; 14% annualized for Q2 '13
- Selected purchases of residential mortgage, prime indirect auto loans and syndicated C&I
- $179.5 million reduction in loans during last 12 months due to NPL resolution

($ in Millions)

	6/30/2012	9/30/2012	12/31/2012	3/31/2013	6/30/2013	LTM
Ending balance	$6,084	$6,142	$6,253	$6,477	$7,002	$7,002
$ Growth:						
Total, net		58	111	224	525	918
Purchased		44	27	3	42	116
Acquired/(divested), net		-	(41)	103	275	337
Sold		(2)	(10)	(7)	(14)	(33)
Organic, net		16	135	125	222	498
% Growth (annualized):						
Total, net		3.8%	7.2%	14.3%	32.4%	15.1%
Purchased		2.9%	1.8%	0.2%	2.6%	1.9%
Acquired/(divested), net		0.0%	-2.7%	6.6%	17.0%	5.5%
Sold		-0.1%	-0.7%	-0.5%	-0.9%	-0.5%
Organic, net		1.1%	8.8%	8.0%	13.7%	8.2%

Multifamily:	$213
Residential	35
Commercial:	31
Consumer:	11
Construction:	(4)
Investor CRE:	(64)
Total	$222

Multifamily:	49%
Residential	16%
Commercial:	7%
Consumer:	6%
Construction:	-22%
Investor CRE:	-22%
Weighted Avg	14%

5

0 100 200 300 400 500 600 700 Q2 11 Q3 11 Q4 11 Q1 12 Q2 12 Q3 12 Q4 12 Q1 13 Q2 13 Residential RE Multifamily CRE Construction Consumer Commercial 6 $348 $346 $348 $426 Source: Company filings. (1) Excluding residential mortgage loans held for sale. Loan Portfolio New Originations by Quarter (1) $512 $459 $ M illion s $457 $562 $687

Key Statistics as of 3/31/2013 (millions) Total assets $243 Total loans $146 Total deposits $211 Equity $ 30 Acquisition of Commerce National Bank 7  Established in 2003  Commercial banking platform o 54% CRE o 15% C&I o 15% Commercial leases  $42.9MM total consideration o $15.10 per common share o Includes redemption of stock options and warrants  All cash transaction  Expected close: Q4 ‘13 1 Branch, 1 LPO STSA Branch: STSA LPO: CNBF Branch: CNBF Equipment Finance Office: Commerce National Bank

Acquisitions Target Market Number of Branches Announce Date Closed Date Assets ($M) Commerce National Bank S. California 1 5/2/2013 Pending 243 PNW Ops of Boston Private Financial Holdings Puget Sound 3 12/14/2012 5/10/2013 292 Borrego Springs Bank, NA S. California 3 10/21/2012 2/28/2013 142 First Independent Bank Vancouver, Portland 14 11/6/2011 2/29/2012 737 Divestitures Buyer Market Number of Branches Announce Date Closed Date Deposits ($M) Bank of the Pacific OR, WA Coast 3 1/28/2013 5/31/2013 48 Siuslaw Bank Central Oregon 1 12/5/2012 3/15/2013 9 American Federal Savings Bank Montana 7 6/26/2012 11/30/2012 181 Recent Acquisition and Divestiture Activity 8